Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:02 AM 04/01/2014
FILED 10:59 AM 04/01/2014
SRV 140411221 - 5019291 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

BIO-EN HOLDINGS CORP.

Bio-En Holdings Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:              The name of the Corporation is Bio-En Holdings Corp.

SECOND:         This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on August 2, 2011 (the “Certificate of Incorporation”).

THIRD:             The Article numbered FOURTH of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

FOURTH

The total number of shares of stock which the Corporation has authority to issue is Two Hundred Million (200,000,000) shares of common stock, $0.0001 par value per share.

Upon the date of this Certificate of Amendment to the Articles of Incorporation becomes effective in accordance with the General Corporation Law of the State of Delaware, each issued and outstanding share of the common stock of the Corporation, per share shall be automatically changed and converted into 6.3157 shares of the common stock of the Corporation, par value $0.0001 per share.

FOURTH:         This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:              This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 1st day of April, 2014.

Bio-En Holdings Corp.

By:	/s/ Elchanan Menachem Grossbaum
Name: Elchanan Menachem
Grossbaum
Title: Chief Executive Officer